Exhibit 10.1

FIRST AMENDMENT TO THE
LUMINEX CORPORATION SECOND AMENDED AND RESTATED
2006 EQUITY INCENTIVE PLAN

Effective as of March 4, 2015
WHEREAS, Luminex Corporation (the “Company”) maintains the Luminex Corporation Second Amended and Restated 2006 Equity Incentive Plan (the “Plan”);
WHEREAS, pursuant to Section 14.1 of the Plan and subject to the limitations therein, the Board of Directors of the Company (the “Board”) may amend the Plan; and
WHEREAS, the Board has determined that it would be advisable and in the best interests of the Company and its stockholders to amend the Plan to revise the provisions in Section 6.2 of the Plan regarding the authority of the Compensation Committee of the Board to (a) adjust the price of stock options and stock appreciation rights granted pursuant to the Plan and (b) cancel stock options and stock appreciation rights when the option or grant price exceeds the fair market value of the underlying shares in exchange for cash or another award.
NOW, THEREFORE, effective as of the date hereof, the Board hereby amends the Plan as follows:

1.	Section 6.2 of the Plan is amended and restated in its entirety to read as follows:

“6.2    Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than the Fair Market Value of a Share on the date of grant of such Option. Except with respect to Substitute Awards, the Grant Price of an SAR may not be less than the Fair Market Value of a Share on the date of grant of such SAR. In the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.2 hereof in the form of Options or SARS, such grants shall have an Option Price (or Grant Price) per Share that is intended to maintain the economic value of the Award that was replaced or adjusted as determined by the Committee. Other than pursuant to Section 4.2, the Committee shall not without the approval of the Company’s shareholders (i) lower the Option Price of any Option after it is granted, (ii) reduce the Grant Price of any SAR after it is granted, (iii) cancel any Option when the Option Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award), (iv) cancel any SAR when the Grant Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award), or (v) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the NASDAQ Global Select Market.”

2.	All other provisions of the Plan shall remain in full force and effect, except to the extent modified by the foregoing.

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed in the name and on behalf of the Company to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, instruments and documents in the name and on behalf of the Company and to incur and pay all such fees and expenses as in their judgment shall be necessary or advisable in order to consummate the transactions contemplated by, and carry out fully the intent and purpose of, the preceding resolutions and each of them.